2002 ANNUAL REPORT TO STOCKHOLDERS
                           AMERICAN BANK INCORPORATED

                                TABLE OF CONTENTS


                                                                           Page


Message to Our Stockholders...............................................    1
Selected Consolidated Financial Information and Other Data................    2
Management's Discussion and Analysis of Financial Condition
     and Results of Operations............................................    3
Common Stock and Related Matters..........................................   17
Independent Auditors' Report..............................................  F-1
Consolidated Balance Sheets...............................................  F-2
Consolidated Statements of Income.........................................  F-3
Consolidated Statements of Stockholders' Equity...........................  F-4
Consolidated Statements of Cash Flows.....................................  F-5
Notes to Consolidated Financial Statements................................  F-6

                   [LETTERHEAD OF AMERICAN BANK INCORPORATED]



                                 March 31, 2003


Dear Fellow Shareholder:

We are pleased to report that your Company made excellent progress during 2002. Not only did the value of American Bank stock increase by 21%, but the following information highlights some of your Company's other accomplishments during the year:

Earnings Growth: For the year ended December 31, 2002, American Bank posted record net income of $2,516,000, or $.40 per diluted share, an increase of $1,178,000 or 88% from the prior year. Undiluted earnings per share were $.42 for the year. Of the $.02 per share dilution, $.018 related to outstanding warrants and trust preferred securities of the Company, with the remaining $.002 related to outstanding stock options.

Asset Growth: At December 31, 2002, American Bank ended the year with $453 million in assets, an increase of $84.6 million or 23%.

Asset Quality: As of December 31, 2002, American Bank had no non-performing assets.

Expense Control: For the quarter ended December 31, 2002, our operating expense to asset ratio declined to 1.18% from 1.46% for the same period in 2001. This figure compares favorably to that of our peers who average 3.77%.

In addition to our efforts to increase assets and earnings, the management of your Company has taken steps to improve the quality of our products and services through a "Commitment to Excellence" program developed during the first quarter of 2003. This program will emphasize ways in which we can improve products and services in an effort to set American Bank apart from its peers.

As is illustrated within this report, American Bank has experienced yet another year of prosperity and improvement. Our growth would not have been possible without the dedication and commitment shared by our Board of Directors, staff, customers and fellow shareholders. We remain optimistic that the level of excellence achieved by American Bank to date will continue to rise well into the future. With this in mind, we look forward to facing the challenges of 2003 and enjoying the rewards that hard work will bring.

In closing, this letter would not be complete without extending our prayers and appreciation to those who are risking their lives to protect our country.

Thank you for your continued support.

/s/ Mark W. Jaindl                                   /s/ Frederick J. Jaindl

Mark W. Jaindl                                       Frederick J. Jaindl
President and CEO                                    Chairman

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

         The following information is derived from the audited financial statements of American Bank Incorporated or, prior to January 2, 2001, American Bank. For additional information about the formation of American Bank Incorporated and it's acquisition of all the outstanding shares of American Bank, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of American Bank Incorporated and related notes included elsewhere herein.

                                                                     AT DECEMBER 31,
                                                 ----------------------------------------------------------
                                                   2002         2001        2000         1999        1998
                                                 ---------    ---------   ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Selected Financial Condition Data:
---------------------------------
Total assets...................................  $ 453,265    $ 368,709   $ 244,256   $ 112,333   $  73,510
Loans receivable, net..........................    134,926      135,589     120,614      53,313      35,284
Securities available for sale..................    276,569      175,177      63,221      47,044      23,131
Securities held to maturity....................     13,466       14,822      17,498       1,137         599
Deposits.......................................    306,751      253,763     182,495      89,143      54,299
Short-term debt................................      7,784        4,237          --       3,000          --
Long-term debt.................................     97,791       83,238      37,456       8,194       8,893
Mandatory redeemable convertible debentures....     10,200           --          --          --          --
Stockholders' equity...........................     28,593       25,508      23,255      11,620      10,024

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------------------
                                                    2002         2001         2000        1999        1998
                                                  ---------    ---------   ---------   ---------   ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Operating Data:
------------------------
Total interest income...........................  $  20,489   $  19,995   $  11,916   $   6,087   $   2,705
Total interest expense..........................     12,409      13,123       7,535       3,478       1,384
                                                  ---------   ---------   ---------   ---------   ---------
Net interest income.............................      8,080       6,872       4,381       2,609       1,321
Provision for loan losses.......................        212         651         475         259         397
                                                  ---------   ---------   ---------   ---------   ---------
Net interest income after provision for loan
 losses.........................................      7,868       6,221       3,906       2,350         924
                                                  ---------   ---------   ---------   ---------   ---------
Fees and service charges........................        160         131          75          34          16
Net realized gains on sale of mortgage loans....        296         164          77          86         173
Net realized gains (losses) on sale of
 securities.....................................        112         (13)         --          --          --
Other income....................................        389         193         214          73          15
                                                  ---------   ---------   ---------   ---------   ---------
Total other income..............................        957         475         366         193         204
Total other expenses............................      5,212       5,061       3,589       2,661       2,234
                                                  ---------   ---------   ---------   ---------   ---------
      Income (loss) before taxes on income......      3,613       1,635         683        (118)     (1,106)
Taxes on income.................................      1,097         297         254          --          --
                                                  ---------   ---------   ---------
Net income (loss)...............................  $   2,516   $   1,338   $     429   $    (118)  $  (1,106)
                                                  =========   =========   =========   =========   =========
Dividend payout ratio per share.................         --          --          --          --          --
Earnings (loss) per share-basic(1)..............  $    0.42   $    0.22   $    0.08   $   (0.03)  $   (0.40)
Earnings (loss) per share-diluted(1)............  $    0.40   $    0.22   $    0.08   $   (0.03)  $   (0.40)

Performance Ratios:
Return on assets (ratio of net income (loss) to
 average total assets)..........................       0.62%       0.43%       0.26%      (0.13)%     (2.34)%
Return on equity (ratio of net income (loss) to
 average equity)................................       9.51%       5.48%       2.54%      (1.15)%    (12.49)%
Interest rate spread information:
Average during period...........................       1.89%       2.14%       2.37%       2.60%       2.71%
End of period...................................       1.60%       2.18%       1.97%       2.51%       2.25%
Net interest margin (ratio of net interest
 income divided by average earning assets)......       2.08%       2.40%       2.73%       2.94%       3.22%
Ratio of operating expense to average total
 assets.........................................       1.28%       1.60%       2.07%       2.88%       4.72%
Ratio of average interest-earning assets to
 average interest-bearing liabilities...........     106.18%     105.55%     107.70%     108.61%     115.03%

Asset Quality Ratios:
Non-performing assets to total assets at end of
 period.........................................         --          --          --          --          --
Allowance for loan losses to non-performing
 loans..........................................        n/a         n/a         n/a         n/a         n/a
Allowance for loan losses to loans receivable,
 net............................................       1.28%       1.47%       1.02%       1.41%       1.42%

Capital Ratios:
Stockholders' equity to total assets at end of
 period.........................................       6.31%       6.92%       9.52%      10.34%      13.64%
Average stockholders' equity to average assets..       6.52%       8.33%      10.58%      11.02%      18.71%
--------------
(1) Adjusted to reflect three-for-two stock split declared in January 2002.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

         This document contains certain "forward-looking statements" which may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, product pricing and services.

GENERAL

         American Bank Incorporated's results of operations depend primarily on net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and interest-bearing deposits with other financial institutions, and the interest we pay on our interest-bearing liabilities, primarily savings accounts, time deposits and borrowed funds. Our results of operations are also affected by our provisions for loan losses, other income and other expense. Other income consists primarily of service charges on deposit accounts and gains on sales of residential mortgage loans and securities. Other expense consists primarily of non-interest expenses, including salaries and employee benefits, occupancy, equipment, data processing, professional fees and marketing and business development costs. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, governmental policies and actions of regulatory authorities.

CRITICAL ACCOUNTING POLICIES

           Disclosure of our significant accounting policies is included in Note 1 to the consolidated financial statements. Certain of these policies are particularly sensitive, requiring significant estimates and assumptions to be made by management. Senior management has discussed the development of such estimates and the related Management Discussion and Analysis disclosure with the Audit Committee of the Board. The following accounting policies are identified by management as being critical to the results of operations:

                  ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for us.

                  Management performs a monthly evaluation of the adequacy of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loans reviews, the present value of future cash flows and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

                  The analysis has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience (we currently review peer group data when considering this factor), delinquency trends, general economic conditions, geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the reserves we have established which could have a material negative effect on the financial results.

                  STOCK BASED COMPENSATION. We have a Non-Qualified Stock Option Plan for which we follow the disclosure requirements of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized in the financial statements of the Company. If compensation cost for the plan had been recognized, net income for 2002 would have been reduced by $147,000, from $2,516,000, to $2,369,000 and basic earnings per share would have been reduced by $0.03, from $0.42 to $0.39.

                  We calculate the compensation cost of the options using the Black-Scholes model to determine the fair value of the options granted. In calculating the fair value of the options, management makes assumptions regarding the risk-free rate of return, the expected volatility of our common stock and the expected life of the options. Management has no current plans to begin recognizing expense associated with the options.

         The following discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of American Bank Incorporated and its results of operations.

INTEREST SENSITIVITY

         We monitor and manage the pricing and maturity of our assets and liabilities in order to manage the potential adverse impact that changes in interest rates could have on our net interest income. One monitoring technique employed by us is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities whose interest rates may be repriced or which mature within a given period of time. We also employ financial modeling techniques to assess the impact that varying interest rates and balance sheet mix assumptions may have on net interest income. We attempt to manage interest rate sensitivity by, among other actions, repricing assets or liabilities, selling securities classified as available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing or maturing in the same time interval helps to control the risk and minimize the impact on net interest income of rising or falling interest rates. We evaluate interest sensitivity and formulate guidelines regarding asset generation and repricing, funding sources and pricing and off-balance sheet commitments in order to manage interest rate risk within our policy requirements.

         The following table illustrates our gap position at December 31, 2002. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Savings deposits and demand and NOW accounts do not have contractual maturities and are assumed to run off, or decay, at 7.5%, 7.5%, 7.5%, 15%, 37.5%, and 25% during the time-frames shown on the following table.


                                                                          DECEMBER 31, 2002
                                 --------------------------------------------------------------------------------------------------
                                                                      MATURITIES AND REPRICINGS
                                    WITHIN                                                                   OVER
                                    1 YEAR     1-2 YEARS      2-3 YEARS     3-5 YEARS     5-10 YEARS      10 YEARS        TOTAL
                                 ----------    ----------     ----------    ----------     ----------     ----------    ----------
                                                                        (DOLLARS IN THOUSANDS)


Interest-earning assets:
Interest bearing deposit with
  bank and Federal funds sold ...$    7,149    $       --     $       --    $       --     $       --     $       --    $    7,149
Loans receivable ................    42,064        12,918         20,039        35,196          9,819         16,888       136,924
Mortgage-backed securities.......     6,630        33,222        117,139         2,784          4,887          7,233       171,895
Investment securities  ..........   102,221         8,076          1,700           182             --          5,951       118,130
Restricted investments
  in bank stock..................     6,131            --             --            --             --             --         6,131
                                 ----------    ----------     ----------    ----------     ----------     ----------    ----------
  Total interest-earning assets..$  164,195    $   54,216     $  138,878    $   38,162     $   14,706     $   30,072    $  440,229
                                 ==========    ==========     ==========    ==========     ==========     ==========    ==========

Interest-bearing liabilities:

Demand...........................$    6,357    $    6,358     $    6,357    $   12,714     $   31,785     $   21,190    $   84,761
Savings..........................     6,420         6,419          6,420        12,839         32,098         21,399        85,595
Time.............................    58,098        21,168         14,375        22,356             --             --       115,997
Borrowings.......................    77,218           262         20,247         7,613            235             --       105,575
Mandatory redeemable
  convertible debentures.........        --            --             --            --             --         10,200        10,200
                                 ----------    ----------     ----------    ----------     ----------     ----------    ----------
  Total interest-bearing
    liabilities..................$  148,093    $   34,207     $   47,399    $   55,522     $   64,118     $   52,789    $  402,128
                                 ==========    ==========     ==========    ==========     ==========     ==========    ==========

Interest sensitivity gap.........$   16,102    $   20,009     $   91,479    $  (17,360)    $  (49,412)    $  (22,717)   $   38,101
                                 ==========    ==========     ==========    ==========     ===========    ==========    ==========
Cumulative interest
  sensitivity gap................$   16,102    $   36,111     $  127,590    $  110,230     $   60,818     $   38,101    $   38,101
                                 ==========    ==========     ==========    ==========     ==========     ==========    ==========
Ratio of gap to total assets.....       3.6%          4.4%          20.2%         (3.9)%        (10.9)%         (5.0)%         8.4%
                                 ===========   ===========    ===========   ===========    ===========    ===========   ===========
Ratio of cumulative gap to
  total assets...................       3.6%          8.0%          28.2%         24.3%          13.4%           8.4%          8.4%
                                 ===========   ===========    ===========   ===========    ===========    ===========   ===========

         American Bank Incorporated generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and from decreasing market rates of interest when it is liability-sensitive. As of December 31, 2002, we were asset sensitive over a time horizon of up to twelve months. This "positive gap" of $16.1 million within such time frame resulted principally from growth in transaction deposit accounts, six-month certificates of deposit and Federal Home Loan Bank advances used to fund increases in loans and securities that had similar or shorter interest rate lives. Management anticipates that American Bank Incorporated will remain asset sensitive, and that this "positive gap" may increase, in the foreseeable future. Management's goal is to continue to acquire assets with short interest rate lives and fund those assets with liabilities that have similar or longer interest rate lives. This strategy will allow us to benefit or at least remain neutral from increasing interest rates. Falling interest rates would have a negative impact on our net interest income stream.

         A gap analysis is not a precise indicator of a financial institution's interest sensitivity position. Such an analysis presents only a static view of the timing of maturities and repricing opportunities without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income is also affected by other significant factors, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities.

         We have not engaged in off-balance sheet hedges or other transactions that may be deemed "speculative," as that term is defined by various regulatory agencies, for the purpose of managing interest rate risk and do not intend to do so in the foreseeable future.

AVERAGE BALANCE SHEETS

         The following table presents for the years indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax-equivalent adjustments have been made. All average balances are daily average balances.

                                        FOR THE YEARS ENDED DECEMBER 31,
                                -----------------------------------------------
                                                     2002
                                -----------------------------------------------
                                   AVERAGE        INTEREST
                                 OUTSTANDING       EARNED/           YIELD/
                                   BALANCE           PAID            RATE
                                -------------   -----------     ----------
                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
    federal funds sold.....     $       7,748   $       113           1.46%
Loans receivable...........           132,262         9,508           7.19
Mortgage-backed securities.           133,011         5,538           4.16
Investment securities......           110,005         5,132           4.67
Restricted bank stock......             5,099           198           3.88
                                -------------   -----------     ----------
  Total interest-earning
    assets ................           388,125        20,489           5.28
                                -------------   -----------     ----------

Interest-bearing liabilities:
Demand.....................            76,535         1,673           2.19
Savings....................            85,818         1,975           2.30
Time.......................           103,007         4,115           3.99
Borrowings.................            93,213         4,229           4.54
Mandatory redeemable
    convertible debentures              6,950           417           6.00
                                -------------   -----------     ----------
  Total interest-bearing
    liabilities............           365,523        12,409           3.39
                                -------------   -----------     ----------

Net interest income........                     $     8,080
                                                ===========
Net interest rate spread...                                           1.89%
                                                                ==========
Net earning assets.........     $      22,602
                                =============

Net yield on average
interest-earning assets...                                            2.08%
                                                                ==========

Ratio of interest-earning
assets to interest bearing
liabilities................             106.18%
                                ==============


                                        FOR THE YEARS ENDED DECEMBER 31,
                                -----------------------------------------------
                                                      2001
                                -----------------------------------------------
                                     AVERAGE         INTEREST
                                   OUTSTANDING       EARNED/          YIELD/
                                     BALANCE           PAID            RATE
                                 ------------     -----------     ----------
                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
    federal funds sold.....      $      6,994     $       258           3.69%
Loans receivable...........           129,941          10,301           7.93
Mortgage-backed securities.            46,839           3,096           6.61
Investment securities......            98,990           6,064           6.13
Restricted bank stock......             4,145             276           6.66
                                 ------------     -----------     ----------
  Total interest-earning
    assets ................           286,909          19,995           6.97
                                 ------------     -----------     ----------

Interest-bearing liabilities:
Demand.....................            52,993           1,795           3.39
Savings....................            48,955           2,188           4.47
Time.......................            94,130           5,394           5.73
Borrowings.................            75,732           3,746           4.95
Mandatory redeemable
    convertible debentures                 --              --             --
                                 ------------     -----------     ----------
  Total interest-bearing
    liabilities...........            271,810          13,123           4.83
                                 ------------     -----------     ----------

Net interest income........                       $     6,872
                                                  ===========
Net interest rate spread...                                             2.14%
                                                                  ==========
Net earning assets.........      $     15,099
                                 ============

Net yield on average
interest-earning assets...                                              2.40%
                                                                  ==========

Ratio of interest-earning
assets to interest bearing
liabilities................              105.55%
                                 ==============


                                        FOR THE YEARS ENDED DECEMBER 31,
                                -----------------------------------------------
                                                     2000
                                -----------------------------------------------
                                   AVERAGE        INTEREST
                                 OUTSTANDING       EARNED/          YIELD/
                                   BALANCE           PAID            RATE
                                ------------    -----------     ----------
                                             (DOLLARS IN THOUSANDS)

Interest-earning assets:
Interest bearing deposits and
    federal funds sold.....     $      4,133    $       264           6.39%
Loans receivable...........           82,700          6,563           7.94
Mortgage-backed securities.           18,982          1,269           6.69
Investment securities......           52,962          3,717           7.02
Restricted bank stock......            1,574            103           6.54
                                ------------    -----------     ----------
  Total interest-earning
    assets ................          160,351         11,916           7.43
                                ------------    -----------     ----------

Interest-bearing liabilities:
Demand.....................           30,649            868           2.83
Savings....................           38,127          1,844           4.84
Time.......................           58,212          3,605           6.19
Borrowings.................           21,901          1,218           5.56
Mandatory redeemable
    convertible debentures                --             --             --
                                ------------    -----------     ----------
  Total interest-bearing
    liabilities............          148,889          7,535           5.06
                                ------------    -----------     ----------

Net interest income........                     $     4,381
                                                ===========
Net interest rate spread...                                           2.37%
                                                                ==========
Net earning assets.........     $     11,462
                                ============

Net yield on average
interest-earning assets...                                            2.73%
                                                                ==========

Ratio of interest-earning
assets to interest bearing
liabilities................                             107.70%
                                                ==============

RATE/VOLUME ANALYSIS

         The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (a) changes in volume (I.E., changes in volume multiplied by old rate) and (b) changes in rate (I.E., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                          FOR THE YEARS ENDED                  FOR THE YEARS ENDED
                                              DECEMBER 31,                         DECEMBER 31,
                                              2002 V. 2001                         2001 V. 2000
                                   --------------------------------    ----------------------------------
                                    INCREASE/DECREASE                    INCREASE/DECREASE
                                         DUE TO                               DUE TO
                                   -------------------      TOTAL      ---------------------      TOTAL
                                                          INCREASE/                             INCREASE/
                                     VOLUME      RATE     DECREASE       VOLUME       RATE      DECREASE
                                   ---------   -------   ----------    ---------     -------   ----------
                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
 Federal funds sold............    $      21   $  (166)  $     (145)   $     137     $  (143)  $       (6)
Loans receivable...............          179      (972)        (793)       3,744          (6)       3,738
Mortgage-backed securities.....        4,589    (2,147)       2,442        1,840         (13)       1,827
Investment securities..........          613    (1,545)        (932)       3,028        (681)       2,347
Other..........................           53      (131)         (78)         169           4          173
                                   ---------   -------   ----------    ---------     -------   ----------
  Total interest-earning assets        5,455    (4,961)         494        8,918        (839)       8,079
                                   ---------   -------   ----------    ---------     -------   ----------

Interest-bearing liabilities:
Demand deposits................          598      (720)        (122)         727         200          927
Savings deposits...............        1,115    (1,328)        (213)         649        (305)         344
Time deposits..................           52    (1,331)      (1,279)       2,117        (328)       1,789
Borrowings.....................        1,064      (581)         483        2,631        (103)       2,528
Mandatory redeemable convertible
  debentures...................          417        --          417           --          --           --
                                   ---------   -------   ----------    ---------     -------   ----------
  Total interest-bearing
    liabilities................        3,246    (3,960)        (714)       6,124        (536)       5,588
                                   ---------   -------   ----------    ---------     -------   ----------

Net interest income............    $   2,209   $(1,001)  $    1,208    $   2,794     $  (303)  $    2,491
                                   =========   =======   ==========    =========     =======   ==========


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND 2001

OVERVIEW

         Total assets increased to $453.3 million at December 31, 2002 from $368.7 million at December 31, 2001, an increase of $84.6 million, or 23.0%. Investment securities increased by $100.0 million, or 52.6%, to $290.0 million at December 31, 2002 compared to $190.0 million at December 31, 2001. Loans outstanding decreased by $0.7 million, or 0.5%, to $134.9 million at December 31, 2002, compared to $135.6 million at December 31, 2001.

         The growth in assets was funded by an increase in deposits of $53.0 million, an increase in borrowed money of $18.1 million, reflecting additional advances from the Federal Home Loan Bank of Pittsburgh ("FHLB") and an increase in securities sold under repurchase agreements, and the receipt of $10.2 million from the sale of mandatory redeemable convertible debentures.

LOANS

         Loans receivable, net of allowance for loan losses and deferred origination fees and costs, were $134.9 million at December 31, 2002, a decrease of $0.7 million, or 0.5%, compared to the December 31, 2001 balance of $135.6 million. Loans receivable represented 29.8% of total assets at December 31, 2002, compared to 36.8% of total assets at December 31, 2001. The decrease in loans outstanding resulted from prepayments, primarily in the purchased residential real estate portfolio, as borrowers refinanced loans in amounts that were greater than the amount of new loans generated. As of December 31, 2002, the balance of the purchased residential real estate portfolio totaled $14.6 million, a decrease of $28.3 million, or 66.0%, from the balance of $42.9 million at December 31, 2001. The decrease resulted from borrowers refinancing or otherwise paying the loans off during the current low interest rate environment. In addition, the balance of originated residential real estate loans decreased by $4.2 million, or 19.2%, during the year ended December 31, 2002, as part of our interest rate risk management process. During 2002, we emphasized the origination of commercial and consumer loans. These types of loans generally have higher interest rates and shorter maturities than residential real estate loans. For the year ended December 31, 2002 commercial real estate loans increased $24.9 million, or 61.2%, to $65.6 million, compared to $40.7 million at December 31, 2001. Commercial loans not secured by real estate increased by $4.1 million, or 19.4%, to $25.2 million at December 31, 2002, from $21.1 million at December 31, 2001. Consumer loans increased by $2.6 million, or 23.2%, to $13.8 million at December 31, 2002, from $11.2 million at December 31, 2001.

ALLOWANCE FOR LOAN LOSSES

         We have established a systematic methodology for the determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans.

         In originating loans, we recognize that losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral for the loan.

         The general valuation allowance is maintained to cover losses inherent in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions, as such factors may be applicable. Specific valuation allowances are established to absorb losses on loans for which full collectibility cannot be reasonably assured.

         Our evaluation of the adequacy of the allowance for loan losses includes a review of all loans on a monthly basis. For residential mortgage loans and consumer loans, the primary factors used to determine the adequacy of the allowance are delinquency, collateral value, general economic conditions and, where applicable, individual borrower information that is known to us. For commercial loans and commercial real estate loans the review includes financial performance of the borrower, payment history, collateral value, general economic conditions and more specific economic conditions affecting specific industries or business activities of the borrowers within the portfolio segments.

         The amount of the general portion of the allowance for loan losses is determined by applying loss factors to the outstanding loans in the portfolio. The amount of the factor applied to the loans is dependent upon the type of loan and management's assessment of the relative risk associated with that loan type. The factors may change from time to time if conditions or events warrant such change. American Bank commenced operations in 1997, and as of December 31, 2002 had recorded charge-offs on two loans. In addition, we have had very limited amounts of loan delinquencies. As a result, we rely upon the past experience and knowledge of management, gained at other banking institutions where they have worked and the experience of our peer group, as a basis for determining our loss factors.

         Management maintains an allowance for loan losses that it considers adequate based on the evaluation process that it performs on a monthly basis. As part of this process, management considers it appropriate to maintain a portion of the allowance that is based on credit quality trends, loan volume, current economic trends and other uncertainties. This portion of the allowance for loan losses is recorded as the unallocated portion.

         At December 31, 2002 and December 31, 2001, we had an allowance for loan losses of approximately $1,759,000 and $1,998,000, respectively. Management believes that the allowance for loan losses at December 31, 2002 was adequate to absorb losses inherent in the portfolio at that date. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Pennsylvania Department of Banking or the Board of Governors of the Federal Reserve System, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Company's financial condition and results of operations.

INVESTMENT SECURITIES

         Total investment securities increased by $100.0 million, or 52.6%, to $290.0 million at December 31, 2002 from $190.0 million at December 31, 2001. Investment securities classified as available for sale increased by $101.3 million, or 57.9%, to $276.6 million, while investment securities classified as held to maturity decreased by $1.3 million, or 8.8%, to $13.5 million. The increase in our portfolio of securities available for sale was the result of our investing the increases in deposits and borrowed money, as well as the principal repayments and maturities of short-term investments and securities classified as held to maturity.

         Short-term investments, which consisted of commercial paper with original maturities of 60 days or less, decreased by $14.0 million, or 100.0%, as management allowed these securities to mature and run off during the year. Management uses commercial paper as a short-term cash management vehicle and during the current year, management invested in certain mutual funds that offered higher yields with less risk than commercial paper.

DEPOSITS

         Total deposits increased by $53.0 million, or 20.9%, to $306.8 million at December 31, 2002 from the December 31, 2001 balance of $253.8 million. Non-interest bearing demand deposits increased $6.6 million, or 47.8%, to $20.4 million at December 31, 2002, from $13.8 million at December 31, 2001. Interest-bearing checking accounts grew $5.9 million, or 7.5%, to $84.8 million, at December 31, 2002, compared to $78.9 million at December 31, 2001. Savings deposits, including money market accounts, increased $17.6 million, or 25.9%, to $85.6 million at December 31, 2002, from the balance of $68.0 million at December 31, 2001. Total certificates of deposit increased by $23.1 million, or 24.9%, to $116.0 million from the December 31, 2001 balance of $92.9 million. The increase in deposits resulted from our paying higher rates than our competition on certain types of deposit accounts to attract new customers and the related banking relationships those customers bring.

BORROWED MONEY

         Borrowed money consists of short-term overnight borrowings in the form of securities sold under agreements to repurchase and long-term debt from the FHLB.

         Securities sold under agreements to repurchase totaled $7.8 million at December 31, 2002, an increase of $3.6 million, or 85.7%, from the total of $
4.2 million at December 31, 2001. These transactions generally mature in one day and are secured by U.S. Government agency securities. This account is typically used by commercial business customers as a way to generate interest income on funds that would otherwise sit idle in non-interest bearing demand accounts. The increase during 2002 resulted from the growth in the related demand deposit accounts.

         As of December 31, 2002, the amount of advances outstanding from the FHLB was $97.8 million, an increase of $14.6 million, or 17.6%, compared to the $83.2 million outstanding at December 31, 2001. The increase resulted from our securing a $15.0 million advance during the period which was partially offset by scheduled payments of principal on certain of the advances. The Bank is subject to maximum borrowing limitations with the FHLB based, in part, on the amount of qualifying assets the Bank holds in the form of residential mortgage loans and U.S. Government agency securities, including mortgage backed securities. As of December 31, 2002 the Bank's maximum borrowing capacity was $201.5 million.

MANDATORY REDEEMABLE CONVERTIBLE DEBENTURES

         On April 26, 2002, the Company issued $10.2 million principal amount of 6.0% junior subordinated debentures due March 31, 2032 to American Capital Trust I (the "Trust"). The Company owns all of the common equity of the Trust. The debentures are the sole asset of the Trust. The Trust issued $10.2 million of 6.0% cumulative convertible trust preferred securities to investors. The trust preferred securities are callable by the Company after March 31, 2007, or earlier under certain conditions. The trust preferred securities must be redeemed at the maturity of the debentures on March 31, 2032. Holders of the trust preferred securities may elect to convert the preferred securities into common stock of the Company at any time, at a conversion ratio of one share of common stock for each preferred security. The Company's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the preferred securities.

         The debentures qualify as Tier 1, or core capital of the Company, subject to a 25% of capital limitation under risk-based capital guidelines developed by the Federal Reserve Board. The portion that exceeds the 25% of capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2002 approximately $9.0 million of the debentures qualified as Tier 1 capital of the Company.

STOCKHOLDERS' EQUITY

         Stockholders' equity at December 31, 2002 was $28.6 million, an increase of $3.1 million, or 12.2%, from the December 31, 2001 balance of $25.5 million. This increase was attributable to net income of $2.5 million, the exercise of warrants by warrant holders, which resulted in an increase of $46,000, the exercise of options by option holders, which resulted in an increase of $216,000 and an increase in the unrealized gain on investment securities classified as available for sale (net of the related tax effect) of $360,000. An increase of shares held by the Employee Stock Ownership Plan decreased stockholders' equity by $53,000.

         As part of the our public offering of common stock during June 2000, each purchaser in the offering was granted one warrant for each two shares of common stock purchased. Each warrant entitles the holder to purchase one share of common stock. The warrants are exercisable at any time through June 30, 2003, at an exercise price of $6.67 per share (adjusted for the three-for-two stock split declared in January 2002). The total number of warrants issued in connection with the public offering was 760,205. As of December 31, 2002, 10,136 warrants had been exercised.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NET INCOME

         For the year ended December 31, 2002 we reported net income of $2.5 million, or $0.42 per basic share and $0.40 per diluted share, both as adjusted to reflect the three-for-two stock split declared in January 2002, for a return on average assets of 0.62% and a return on average equity of 9.51%. This was an increase of $1.2 million, or 88.0%, over net income of $1.3 million for the year ended December 31, 2001, or $0.22 per basic and diluted share, as adjusted. The increase in net income was primarily the result of an increase of $101.2 million in average earning assets for the year ended December 31, 2002 compared to the year ended December 31, 2001. The increase in earnings from the increase in earning assets was negatively impacted by a decrease of 32 basis points in the net interest margin and positively impacted by a decrease of 32 basis points in the ratio of operating expense to average assets during the year ended December 31, 2002.

NET INTEREST INCOME

         Net interest income, which is the sum of interest and certain fees generated by interest-earning assets minus interest paid on deposits and other funding sources, is the principal source of our earnings. Net interest income increased by $1.2 million, or 17.4%, to $8.1 million for the year ended December 31, 2002, as compared to $6.9 million for the year ended December 31, 2001. Average interest-earning assets grew to $388.1 million for the year ended December 31, 2002, an increase of $101.2 million, or 35.3%, as compared to the average of $286.9 million for the year ended December 31, 2001. Average interest-bearing liabilities grew to $365.5 million for the year ended December 31, 2002, an increase of $93.7 million, or 34.5%, compared to the average of $271.8 million for the year ended December 31, 2001. The yield on average interest-earning assets was 5.28% for the year ended December 31, 2002, a decrease of 169 basis points from the yield of 6.97% for the year ended December 31, 2001. The decrease in the yield on earning assets resulted from declining market interest rates during the year ended December 31, 2002. The cost of funds was 3.39% for the year ended December 31, 2002, a decrease of 144 basis points from the cost of 4.83% for the year ended December 31, 2001, also a result of the decline in market interest rates. During this period, we reduced our deposit rates at a slower pace than the rate of decline in market rates. We maintain higher deposit rates than our competition as a means to attract new customers and the related banking relationships those customers bring. As a result our net interest margin (net interest income as a percentage or average interest-earning assets) decreased 32 basis points, to 2.08%, for the year ended December 31, 2002, as compared to 2.40%, for the year ended December 31, 2001.

PROVISION FOR LOAN LOSSES

         Management records a provision for loan losses in amounts that result in an allowance for loan losses sufficient to absorb losses believed to be inherent in the loan portfolio. Management's evaluation includes such factors as past loan loss experience, economic conditions, delinquency statistics and re-evaluation of the credit quality of the loans in the portfolio. During the year ended December 31, 2002, the provision for loan losses amounted to $212,000, a decrease of $439,000, or 67.4%, from the $651,000 provision for the year ended December 31, 2001. The decrease in the provision in the current period was primarily related to our recording a specific reserve for a loan to a single borrower during 2001. During the year 2002, we charged-off $454,000 of this loan. During January of 2003, we recovered $250,000 of the charge-off. At December 31, 2002, the allowance for loan losses as a percentage of outstanding loans was 1.28%, as compared to 1.47% at December 31, 2001. Management considers the allowance for loan losses at December 31, 2002 to be adequate for the inherent risks of loss in its loan portfolio at that date.

NON-INTEREST INCOME

         Total non-interest income for the year ended December 31, 2002 was $957,000, an increase of $482,000, or 101.5%, compared to $475,000 for the year ended December 31, 2001. Service charges on deposit accounts increased to $160,000 for the year 2002, compared to $131,000 for the year 2001. The increase of $29,000, or 22.1%, was the result of increases in the fees charged on deposit accounts and the volume of activity within those accounts. Gain on sale of loans increased $132,000, or 80.5%, to $296,000 in 2002 compared to $164,000 in 2001.
This increase resulted from an increase in residential real estate loans originated and sold, which primarily resulted from an increase in the volume of loan refinancing activity due to the declining market interest rate environment. Realized gains on the sale of securities totaled $112,000 for the year ended December 31, 2002, compared to realized losses of $13,000 for year 2001. The gains and losses for the year ended December 31, 2002 and 2001, respectively, resulted from management's actions to optimize the securities portfolio given the changing interest rate environment. Other non-interest income, comprised primarily of income from automated teller machine fees, safe deposit box rental fees, wire transfer fees, sales of checks and checkbooks and, in 2002, the increase in the carrying value of bank-owned life insurance, increased $196,000, or 101.6%, to $389,000 for year ended December 31, 2002, compared to $193,000 for the year ended December 30, 2001. The increase in the carrying value of bank-owned life insurance included in income for the year ended December 31, 2002 was $160,000.

NON-INTEREST EXPENSE

         Non-interest expense for the year ended December 31, 2002 increased $151,000, or 3.0%, to $5.2 million, as compared to $5.1 million for the year ended December 31, 2001. Our efficiency ratio (ratio of non-interest expense to the sum of net interest income and non-interest income) improved to 57.7% for the year ended December 31, 2002, as compared to 68.9% for the year ended December 31, 2001. Salaries and wages for the year ended December 31, 2002 totaled $1.8 million, an increase of $148,000, or 8.7%, as compared to salaries and wages for the year ended December 31, 2001, primarily the result of merit pay increases and an increase of three employees. Net occupancy expense of $752,000 represented an increase of $104,000, or 16.1%, compared to the prior year, due to scheduled increases in base rents provided for in our lease agreements and an increase in the amount of space being rented for our operations. Professional fees increased by $49,000, or 23.0%, to $262,000 for the year ended December 31, 2002, compared to $213,000 for the year ended December 31, 2001. This increase was primarily due to legal, accounting and other consulting fees associated with the formation of American Bank Incorporated as American Bank's holding company, the registration of our stock and warrants with the Securities and Exchange Commission and our application and listing on the Nasdaq SmallCap Market. Equipment and data processing expense decreased $49,000, or 6.6%, to $698,000 for the year ended December 31, 2002, compared to $747,000 for the year ended December 31, 2001, the result of costs associated with upgrading our data systems and security related to our internet systems and electronic banking incurred during 2001. Other operating expense decreased $97,000, to $643,000 for the year ended December 31, 2002, representing a 13.1% decrease from the year ended December 31, 2001.

INCOME TAX EXPENSE

         Income tax expense for the year ended December 31, 2002, amounted to $1,097,000, an increase of $800,000 from the $297,000 incurred for the year ended December 31, 2001, due primarily to the increase in pretax income. Our effective tax rate for the year 2002 was 30.4%, as compared to 18.2% for the year 2001. The effective tax rate for the ended December 31, 2001 benefited from our ability to recognize deferred tax assets as a result of our continued profitability. These deferred tax assets were fully realized during 2001.

CAPITAL RESOURCES AND LIQUIDITY

         Our liquidity management objectives are to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the ability to meet deposit account withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise. Our primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the Federal Home Loan Bank of Pittsburgh.

         We monitor our liquidity position on an on-going basis and report regularly to the Board of Directors the level of liquidity as compared to minimum levels established by Board policy. As of December 31, 2002, our level of liquidity was in excess of the minimum established by Board policy.

         American Bank Incorporated is subject to various regulatory capital adequacy requirements promulgated by the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System. Failure to meet minimum capital requirements can result in certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, American Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

         Quantitative measures established by regulation to ensure capital adequacy require American Bank Incorporated and American Bank to maintain minimum amounts and ratios (set forth in the tables below) of Total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. As of December 31, 2002, American Bank Incorporated and American Bank exceeded all applicable capital adequacy requirements.

         At December 31, 2002, American Bank's actual and required minimum capital ratios were as follows:

                                                                       REQUIRED FOR CAPITAL      REQUIRED TO BE CONSIDERED
                                                  ACTUAL                ADEQUACY PURPOSES           "WELL CAPITALIZED"
                                         ------------------------    ------------------------    -------------------------
                                            AMOUNT        PERCENT       AMOUNT       PERCENT      AMOUNT         PERCENT
                                         ----------       -------    ----------      --------    --------      -----------
                                                                  (DOLLARS IN THOUSANDS)
As of December 31, 2002:
Total Capital (to risk weighted assets)   $ 34,050         13.25%    $ 20,552         8.00%      $ 25,689        10.00%
Tier I Capital (to risk weighted assets)    32,282         12.57       10,276         4.00         15,414         6.00
Tier I Capital (to average assets)          32,282          7.29       17,702         4.00         22,127         5.00

         At December 31, 2002, American Bank Incorporated's actual and required minimum capital ratios were as follows:

                                                                          REQUIRED FOR CAPITAL
                                                   ACTUAL                  ADEQUACY PURPOSES
                                            ------------------------      ----------------------
                                              AMOUNT        PERCENT         AMOUNT       PERCENT
                                            ----------      --------      ----------     -------
                                                         (DOLLARS IN THOUSANDS)
As of December 31, 2002:
Total Capital (to risk weighted assets)     $   39,092         15.05%     $   20,779        8.00%
Tier I Capital (to risk weighted assets)        36,177         13.93          10,390        4.00
Tier I Capital (to average assets)              36,177          8.13          17,828        4.00

           American Bank Incorporated's financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments at December 31, 2002 totaled $48.7 million. This consisted of $22.0 million in commitments to fund commercial business, commercial real estate, residential real estate and commercial and residential construction loans, $24.1 million under lines of credit, including $3.9 million in home equity lines of credit and $2.6 million in standby letters of credit. Because these commitments have a fixed maturity date and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to American Bank Incorporated.

         Management believes that any amounts actually drawn upon can be funded in the normal course of operations. American Bank Incorporated has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

         The following table represents American Bank Incorporated's aggregate on- and off-balance sheet contractual obligations to make future payments as of December 31, 2002.

                                                    Due after       Due after
                                                   December 31,    December 31,
                                     Due by        2003 through    2005 through      Due after
                                  December 31,     December 31,    December 31,    December 31,
                                      2003             2005            2007            2007            Total
                                 -------------    -------------   --------------  -------------    -------------
                                                                  (In Thousands)
   Time deposits.............    $      58,098    $      35,543   $      22,356   $          --    $     115,997
   Short-term debt...........            7,784               --              --              --            7,784
   Long-term debt............            1,434              510          15,232          80,615           97,791
   Operating leases..........              323              624             617              --            1,564
                                 -------------    -------------   -------------   -------------    -------------
     Total...................    $      67,639    $      36,677   $      38,205   $      80,615    $     223,136
                                 =============    =============   =============   =============    =============

         American Bank Incorporated is not aware of any known trends or any known demands, commitments, events or uncertainties which would result in any material increase or decrease in liquidity.

         The greater the capital resources, the more likely we will be able to meet our cash obligations and unforeseen expenses. American Bank Incorporated has a strong capital position. Stockholders' equity at December 31, 2002 totaled $28.6 million, an increase of $3.1 million over the $25.5 at December 31, 2001. The increase was the result of net income of $2.5 million, the exercise of warrants by warrant holders of $46,000, the exercise of options by option holders of $216,000, the increase in the unrealized gain on investment securities classified as available for sale (net of the related tax effect) of $360,000 less the increase of $53,000 in the shares held by the Employee Stock Ownership Plan and Trust.

ASSET QUALITY

NON-PERFORMING ASSETS AND DELINQUENCIES

         When a borrower fails to make a required payment on a loan, we attempt to cure the deficiency by contacting the borrower and seeking the payment. Late notices are mailed no more than 16 days after the payment is due. In most cases, deficiencies are cured promptly. If a delinquency continues, additional contact is made through written notice and direct contact from an assigned account officer. American Bank will remain in continual contact with the borrower and, if needed, will attempt to work out a payment schedule acceptable to us and the borrower. While we generally prefer to work with borrowers to resolve such problems, we will institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

         Loans are generally placed on non-accrual status if, in the opinion of management, principal or interest payments are not likely to be made in accordance with the terms of the loan agreement, or when principal or interest is past due more than 90 days. Interest accrued but not collected at the date the loan is placed on non-accrual status is reversed against income in the current period. Loans may be reinstated to accrual status when payments are less than 90 days past due and, in the opinion of management, collection of the remaining balance can be reasonably expected. The Board of Directors is informed monthly of the status of all loans delinquent more than 15 days.

         At December 31, 2002, we had three loans, with a total unpaid balance of $25,000, delinquent more than 30 days, no loans classified as non-performing or non-accrual, and no assets acquired in settlement of loans. During the year ended December 31, 2002, we had one loan that we classified as non-performing. As part of the restructuring we recorded a new loan to an unrelated borrower, charged off $454,000 and recorded the new debt at the present value of the expected future cash flows of the new loan. Following this restructuring the loan was returned to performing status. During the year ended December 31, 2001 we did not foreclose on any loans, nor were any loans classified as nonperforming or nonaccrual.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

         Real estate acquired by American Bank as a result of foreclosure or by deed in lieu of foreclosure would be classified as real estate acquired in settlement of loans until sold. At December 31, 2002 and 2001, we had no real estate acquired in settlement of loans.

RESTRUCTURED LOANS

         Under accounting principles generally accepted in the United States of America ("GAAP"), American Bank is required to account for certain loan modifications or restructurings as "troubled debt restructurings." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if American Bank, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that we would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings and troubled debt restructurings do not necessarily result in non-accrual loans. We had no restructured loans as of December 31, 2002.

ASSET CLASSIFICATION

         The Pennsylvania Department of Banking and Board of Governors of the Federal Reserve System have adopted various regulations regarding problem assets of banking institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, regulatory examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: "Substandard," "Doubtful," and "Loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the weaknesses of "Substandard" assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values questionable, and there is a high probability of loss, although the amount of such loss may not be determinable at such time. An asset classified as "Loss" is considered uncollectible and of such little value that continuance as an asset of American Bank is not warranted. If an asset or portion thereof is classified as "Loss", we must establish a specific allowance for loss for the amount of the portion of the asset classified as "Loss." All or a portion of general loan loss allowances established to cover possible losses related to assets classified "Substandard" or "Doubtful" can be included in determining our regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as "Special Mention" and monitored by us.

         At December 31, 2002, the aggregate amount of our assets classified as "Special Mention" and "Substandard" were $529,000 and $453,000, respectively. No assets were classified as "Doubtful," and no assets were classified as "Loss."

IMPACT OF NEW ACCOUNTING STANDARDS

         In July 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations," which addresses the financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This statement became effective for American Bank Incorporated on January 1, 2003 and did not have a significant impact on American Bank Incorporated's financial condition or results of operations.

         In July 2002, the Financial Accounting Standards Board issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement delays recognition of these costs until liabilities are incurred, rather than at the date of commitment to the plan, and requires fair value measurement. It does not impact the recognition of liabilities incurred in connection with a business combination or the disposal of long-lived assets. The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2002, and are not expected to have a significant impact on American Bank Incorporated's financial condition or results of operations.

         In October 2002, the Financial Accounting Standards Board issued Statement No. 147, "Acquisitions of Certain Financial Institutions." This statement provides guidance on accounting for the acquisition of a financial institution, including the acquisition of part of a financial institution. The statement defines criteria for determining whether the acquired financial institution meets the conditions for a "business combination." If the acquisition meets the conditions of a "business combination," the specialized accounting guidance under Statement No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" will not apply after September 30, 2002, and the amount of any unidentifiable intangible asset will be reclassified to goodwill upon adoption of Statement No. 147. Additionally, Statement No. 147 will require restatement of the financial statements to present the balance sheet and income statement as if the amount accounted for under Statement 72 as an unidentifiable intangible asset had been reclassified to goodwill as of the date Statement No. 142, "Goodwill and Other Intangible Assets". The transition provisions were effective on October 1, 2002 and did not have an impact on American Bank Incorporated's financial condition or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and related notes of American Bank Incorporated have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                        COMMON STOCK AND RELATED MATTERS

         We have not paid a cash dividend since we began operations. Payment of dividends on American Bank Incorporated's common stock is subject to determination and declaration by the Board of Directors and will depend upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, American Bank Incorporated's results of operations and financial condition, tax considerations and general economic conditions. No assurance can be given that dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends, once declared, will continue.

         Our common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "AMBK." As of February 28, 2003, we had six registered market makers, 678 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 6,097,955 shares outstanding.

         The following tables set forth market price and dividend information for the common stock for the last two fiscal years, as adjusted to reflect the three-for-two stock split declared in January 2002.

 YEAR ENDED DECEMBER 31,
          2002                             HIGH                         LOW                CASH DIVIDENDS DECLARED
------------------------       -------------------------    -----------------------     -------------------------------
Fourth Quarter                 $           9.91             $           7.15            $            --
Third Quarter                              7.60                         6.55                         --
Second Quarter                             9.60                         7.00                         --
First Quarter                             10.00                         7.53                         --


 YEAR ENDED DECEMBER 31,
          2001                             HIGH                         LOW                CASH DIVIDENDS DECLARED
------------------------       -------------------------    -----------------------     -------------------------------
Fourth Quarter                 $           7.83             $           7.27            $            --
Third Quarter                              8.33                         8.00                         --
Second Quarter                             8.00                         7.77                         --
First Quarter                              8.00                         7.89                         --

[PRINTED ON COMPANY LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders
American Bank Incorporated
Allentown, Pennsylvania


              We have audited the accompanying consolidated balance sheets of American Bank Incorporated and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


              We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bank Incorporated and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/S/ Beard Miller Company, LLP
Reading, Pennsylvania
February 3, 2003

AMERICAN BANK INCORPORATED
CONSOLIDATED BALANCE SHEETS


-----------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                      2002               2001
-----------------------------------------------------------------------------------------------------------------------------
                        (In Thousands, Except Per Share Data)

              ASSETS

Cash and due from banks                                                                $           3,291  $          11,909
Interest bearing deposit with bank                                                                   275                426
Securities purchased under agreement to resell                                                     6,874              6,773
                                                                                       --------------------------------------

     Cash and cash equivalents                                                                    10,440             19,108
Short-term investments                                                                                 -             13,981
Securities available for sale                                                                    276,569            175,177
Securities held to maturity, fair value 2002 $13,644; 2001 $15,106                                13,466             14,822
Loans receivable, net of allowance for loan losses 2002 $1,759;
     2001 $1,998                                                                                 134,926            135,589
Restricted investments in bank stock                                                               6,131              4,945
Bank owned life insurance                                                                          5,860                  -
Premises and equipment, net                                                                        2,253              2,499
Accrued interest receivable                                                                        2,449              2,393
Other assets                                                                                       1,171                195
                                                                                       --------------------------------------

              Total assets                                                             $         453,265  $         368,709
                                                                                       ======================================

     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Deposits:
         Non-interest bearing                                                          $          20,398  $          13,841
         Interest bearing                                                                        286,353            239,922
                                                                                       --------------------------------------

              Total deposits                                                                     306,751            253,763
     Securities sold under agreements to repurchase                                                7,784              4,237
     Long-term debt                                                                               97,791             83,238
     Mandatory redeemable convertible debentures                                                  10,200                  -
     Accrued interest payable                                                                        702                725
     Other liabilities                                                                             1,444              1,238
                                                                                       --------------------------------------

              Total liabilities                                                                  424,672            343,201
                                                                                       --------------------------------------

Stockholders' equity:
     Preferred stock, par value $.10 per share; authorized 5,000
         shares; issued and outstanding -0- shares                                                     -                  -
     Common stock, par value $.10 per share; authorized 15,000 shares;
         issued and outstanding; 2002 6,078 shares, 2001; 6,013 shares                               608                601
     Paid-in capital                                                                              24,614             24,359
     Unallocated ESOP shares, at cost                                                               (139)               (86)
     Retained earnings (deficit)                                                                   2,216               (300)
     Accumulated other comprehensive income                                                        1,294                934
                                                                                       --------------------------------------

              Total stockholders' equity                                                          28,593             25,508
                                                                                       --------------------------------------

              Total liabilities and stockholders' equity                               $         453,265  $         368,709
                                                                                       ======================================

See Notes to Consolidated Financial Statements.


AMERICAN BANK INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME


----------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                      2002              2001
----------------------------------------------------------------------------------------------------------------------------
                                                                                        (Dollars in Thousands, Except Per
                                                                                                   Share Data)

Interest income:
     Loans receivable, including fees                                                   $          9,508   $         10,301
     Securities, taxable                                                                          10,868              9,436
     Interest-bearing deposit with bank                                                               24                119
     Securities purchased under agreement to resell                                                   89                139
                                                                                       -------------------------------------

              Total interest income                                                               20,489             19,995
                                                                                       -------------------------------------

Interest expense:
     Deposits                                                                                      7,763              9,377
     Short-term debt                                                                                  48                101
     Long-term debt                                                                                4,181              3,645
     Mandatory redeemable convertible debentures                                                     417                  -
                                                                                       -------------------------------------

              Total interest expense                                                              12,409             13,123
                                                                                       -------------------------------------

              Net interest income                                                                  8,080              6,872

Provision for loan losses                                                                            212                651
                                                                                       -------------------------------------

              Net interest income after provision for loan losses                                  7,868              6,221
                                                                                       -------------------------------------

Other income:
     Service fees                                                                                    160                131
     Net realized gains on sale of residential mortgage loans                                        296                164
     Net realized gains (losses) on sales of securities available for sale                           112                (13)
     Other                                                                                           389                193
                                                                                       -------------------------------------

              Total other income                                                                     957                475
                                                                                       -------------------------------------

Other expenses:
     Salaries and wages                                                                            1,846              1,698
     Employee benefits                                                                               373                379
     Occupancy                                                                                       752                648
     Equipment and data processing                                                                   698                747
     Marketing and business development                                                              111                195
     Loan origination and product management                                                         410                320
     Professional services                                                                           262                213
     Pennsylvania bank shares tax                                                                    117                121
     Other                                                                                           643                740
                                                                                       -------------------------------------

              Total other expenses                                                                 5,212              5,061
                                                                                       -------------------------------------

              Income before income taxes                                                           3,613              1,635
Income taxes                                                                                       1,097                297
                                                                                       -------------------------------------

              Net income                                                                $          2,516   $          1,338
                                                                                       =====================================

Net income per common share:
     Basic                                                                              $          0.42    $          0.22
                                                                                       =====================================

     Diluted                                                                            $          0.40    $          0.22
                                                                                       =====================================

See Notes to Consolidated Financial Statements.

AMERICAN BANK INCORPORATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, 2002 and 2001
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                       Accumulated
                                                                         Unallocated     Retained         Other
                                             Common         Paid-In         ESOP         Earnings     Comprehensive
                                              Stock         Capital        Shares       (Deficit)     Income (Loss)       Total
                                         -------------------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)

Balances, December 31, 2000              $         601   $      24,347  $       (52)  $      (1,638)  $          (3) $      23,255
                                                                                                                     ---------------
    Comprehensive income:
      Net income                                     -               -            -           1,338               -          1,338
      Net change in unrealized gains
        (losses) on securities
        available for sale, net of
        reclassification adjustment
        and tax effect                               -               -            -               -             937            937
                                                                                                                     ---------------

        Total comprehensive income                                                                                           2,275
                                                                                                                     ---------------

    Purchase of shares by ESOP Trust                 -               -          (60)              -               -            (60)
    Allocation of shares by ESOP Trust               -               -           26               -               -             26
    Exercise of stock warrants                       -              12            -               -               -             12
                                           -----------------------------------------------------------------------------------------

Balances, December 31, 2001                        601          24,359          (86)           (300)            934         25,508

    Comprehensive income:
      Net income                                     -               -            -           2,516               -          2,516
      Net change in unrealized gains on
        securities available for sale,
        net of tax effect                            -               -            -               -             360            360
                                                                                                                     ---------------

        Total comprehensive income                                                                                           2,876
                                                                                                                     ---------------

    Purchase of shares by ESOP Trust                 -               -          (72)              -               -            (72)
    Allocation of shares by ESOP Trust               -               -           19               -               -             19
    Exercise of stock options                        6             210            -               -               -            216
    Exercise of stock warrants                       1              45            -               -               -             46
                                         -------------------------------------------------------------------------------------------

Balances, December 31, 2002              $         608   $      24,614  $      (139)  $       2,216   $       1,294  $      28,593
                                         ===========================================================================================




See Notes to Consolidated Financial Statements.

AMERICAN BANK INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS


----------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                      2002              2001
----------------------------------------------------------------------------------------------------------------------------
                                                                                              (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                         $          2,516   $          1,338
     Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                                                   212                651
         Depreciation and amortization                                                               611                472
         Proceeds from sale of residential mortgage loans held for sale                           19,988             12,437
         Net realized gains on sale of loans                                                        (296)              (164)
         Originations of residential mortgage loans held for sale                                (19,692)           (12,273)
         Net accretion of securities premiums and discounts                                       (1,991)            (1,062)
         Net realized (gains) losses on sales of securities                                         (112)                13
         Deferred tax expense (benefit)                                                                2               (457)
         Earnings on bank owned life insurance                                                      (160)                 -
         Allocation of ESOP shares                                                                    19                 26
         (Increase) in accrued interest receivable                                                   (56)              (688)
         (Increase) in other assets                                                                 (479)               (43)
         Increase (decrease) in accrued interest payable                                             (23)               118
         Increase (decrease) in other liabilities                                                   (480)               795
                                                                                       -------------------------------------

              Net cash provided by operating activities                                               59              1,163
                                                                                       -------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale:
         Purchases                                                                              (255,381)          (151,173)
         Maturities and principal repayments                                                     155,725             40,279
         Sales                                                                                       854                182
     Securities held to maturity:
         Purchases                                                                                (3,772)           (10,734)
         Maturities and principal repayments                                                       5,188             14,628
     Net decrease in short-term investments                                                       13,981              6,929
     Purchase of loans receivable                                                                      -            (24,691)
     Net decrease in loans receivable                                                                451              9,065
     Purchase of bank owned life insurance                                                        (5,700)                 -
     Purchases of premises and equipment                                                            (365)            (1,020)
     Purchase of restricted investments in bank stock                                             (1,186)            (2,507)
                                                                                       -------------------------------------

              Net cash used in investing activities                                              (90,205)          (119,042)
                                                                                       -------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in demand and savings deposits                                                  29,938             73,951
     Net increase in time deposits                                                                23,050                382
     Net increase in securities sold under agreements to repurchase                                3,547              1,172
     Proceeds from long-term debt                                                                 15,000             47,500
     Repayments on long-term debt                                                                   (447)            (1,718)
     Proceeds from mandatory redeemable convertible debentures                                    10,200                  -
     Issuance of common stock                                                                        262                 12
     Purchase of common stock, ESOP Trust                                                            (72)               (60)
                                                                                       -------------------------------------

              Net cash provided by financing activities                                           81,478            121,239
                                                                                       -------------------------------------

              Increase (decrease) in cash and cash equivalents                                    (8,668)             3,360

Cash and cash equivalents:
     Beginning                                                                                    19,108             15,748
                                                                                       -------------------------------------

     Ending                                                                             $         10,440   $         19,108
                                                                                       =====================================

Cash payments for interest                                                              $         12,432   $         13,005
                                                                                       =====================================

Cash payments for income taxes                                                          $          1,372   $            230
                                                                                       =====================================

See Notes to Consolidated Financial Statements.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1
-------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and basis of presentation:
     American Bank Incorporated (the "Company") was formed in August 2001. On January 2, 2002, American Bank Incorporated acquired all the outstanding shares of American Bank (the "Bank"), a full service Bank. This transaction was completed in accordance with an Agreement and Plan of Reorganization (the "Plan") approved and adopted by the Bank's Board of Directors on March 20, 2001 and the Bank's shareholders on April 17, 2001. Pursuant to the Plan, the outstanding shares of common stock of the Bank became, by operation of law on a one-for-one basis, common stock, par value $.10 per share, of the Company. As a result of this transaction, the consolidated financial statements include the accounts of American Bank Incorporated and its wholly-owned subsidiaries, American Bank and American Capital Trust I (collectively "American"). American Capital Trust I is the trust formed for the purpose of issuing the mandatory redeemable debentures on behalf of the Company. All material intercompany transactions have been eliminated. The Company is subject to regulation and supervision by the Federal Reserve Bank.

     The Bank was incorporated September 3, 1996 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank. The Bank commenced operations on June 5, 1997 and provides full banking services. The Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank. The Bank maintains its principal office in Allentown, Pennsylvania and its local service area includes Lehigh and Northampton counties, along with portions of Berks, Bucks and Montgomery counties, in Pennsylvania. The Bank also offers internet banking services on a national basis to United States citizens regardless of geographic location.

Estimates:
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Presentation of cash flows:
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, securities purchased under agreement to resell and interest-bearing deposits with bank. Generally, federal funds and securities purchased under agreement to resell are purchased and sold for one day periods.

Short-term investments:
     Short-term investments are comprised of commercial paper which is carried at cost.

Securities:
     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

     Securities classified as available for sale are those securities that American intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Unrealized gains or losses are included in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

     Securities classified as held to maturity are those debt securities American has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the terms of the securities.

     Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank according to a predetermined formula.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1
-------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities (continued):
     Restricted investments in bank stock are carried at cost and consist of stock in the Federal Home Loan Bank of Pittsburgh, Atlantic Central Bankers Bank and the Federal Reserve Bank.

Residential mortgage loans held for sale:
     Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by a charge against income. Gains and losses on sales of loans held for sale are included in other income. Servicing rights are not retained on residential mortgage loans sold. There were no loans held for sale at December 31, 2002 and 2001.

Purchased mortgage loans:
     American records its investment in purchased mortgage loans at cost. The related premium or discount is recognized over the life of the purchased loan and is included as part of interest income. Principal is reduced as payments are received. American evaluates the realization of such loans when determining the allowance for loan losses.

Loans receivable:
     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. American is generally amortizing these amounts over the contractual life of the loan.

     The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due unless the credit is well secured and in the process of collection, or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgement as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for loan losses:
     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that American will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreements. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial mortgage loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1
-------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for loan losses (continued):
     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, American does not separately identify individual consumer and residential mortgage loans for impairment disclosures.

Premises and equipment:
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets estimated useful lives. Leasehold improvements are depreciated over the estimated useful life of the improvement. The estimated useful lives for calculating depreciation range between three and twelve years.

Advertising costs:
     American follows the policy of charging the costs of advertising to expense as incurred. Advertising costs of $62,000 and $95,000 are included in marketing and business development expenses for the years ended December 31, 2002 and 2001, respectively.

Income taxes:
     Income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Concentrations of credit risk:
     American grants commercial, residential and consumer loans to customers primarily in Lehigh and Northampton counties, along with portions of Berks, Bucks and Montgomery counties, in Pennsylvania. In addition, American purchases loans from various brokers. These loans are usually outside American's normal market area. The concentration of credit by type of loan is set forth in Note 5. Although American has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by their local economy.

Interest rate risk:
     American is principally engaged in the business of attracting deposits from the general public, and using these deposits, together with borrowed funds, to make commercial, commercial mortgage, residential mortgage and consumer loans, to purchase residential mortgages and to invest in overnight and term investment securities. Inherent in such activities is the potential for American to assume interest rate risk that results from differences in the maturities and repricing characteristics of assets and liabilities. For this reason, management regularly monitors the level of interest rate risk and the potential impact on net interest income.

Off-balance sheet financial instruments:
     In the ordinary course of business, American has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

Earnings per share:
     Basic earnings per share represents income available to common stockholders divided by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by American relate to outstanding stock options and warrants and are determined using the treasury stock method. Potential common shares also include the mandatory redeemable convertible debentures determined using the "if converted" method.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1
-------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive income:
     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are the components of comprehensive income.

     The components of other comprehensive income and related tax effects are as follows:

                                                                                               2002             2001
                                                                                          ----------------------------------
                                                                                                   (In Thousands)

              Unrealized holding gains on available for sale securities                    $          659   $       1,405

              Reclassification adjustment for (gains) losses realized in net income                  (112)             13
                                                                                          ----------------------------------

              Net unrealized gains                                                                    547           1,418

              Tax effect                                                                             (187)           (481)
                                                                                          ----------------------------------

                            Net of tax amount                                              $          360   $         937
                                                                                          ==================================

New accounting standards:
     In July 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations," which addresses the financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement became effective for American on January 1, 2003.

     In July 2002, the Financial Accounting Standards Board issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement delays recognition of these costs until liabilities are incurred, rather than at the date of commitment to the plan, and requires fair value measurement. It does not impact the recognition of liabilities incurred in connection with a business combination or the disposal of long-lived assets. The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2002.

     In October 2002, the Financial Accounting Standards Board issued Statement No. 147, "Acquisitions of Certain Financial Institutions." This statement provides guidance on accounting for the acquisition of a financial institution, including the acquisition of part of a financial institution. The statement defines criteria for determining whether the acquired financial institution meets the conditions for a "business combination." If the acquisition meets the conditions of a "business combination," the specialized accounting guidance under Statement No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" will not apply after September 30, 2002, and the amount of any unidentifiable intangible asset will be reclassified to goodwill upon adoption of Statement No. 147. The transition provisions were efective on October 1, 2002.

     Adoption of these statements is not expected to have a material impact on American's financial condition or results of operations.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1
-------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclassifications:
     Certain items in the 2001 financial statements have been reclassified to conform to the 2002 financial statement presentation format. These reclassifications had no effect on net income.


2
-------------------------------------------------------------------------------
RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

American is required to maintain reserve balances with the Federal Reserve Bank. The required reserve balances at December 31, 2002 and 2001 were $131,000 and $4,750,000, respectively.


3
-------------------------------------------------------------------------------
SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

American enters into purchases of securities under agreement to resell substantially identical securities. Securities purchased under agreements to resell at December 31, 2002 and 2001 consist of U.S. Treasury securities.

The amounts advanced under these agreements are reflected as assets in the balance sheet. It is American's policy to take possession of securities purchased under agreements to resell. Agreements with third parties specify American's rights to request additional collateral, based on its monitoring of the fair value of the underlying securities on a daily basis. The securities are delivered by appropriate entry into American's account or a third-party custodian's account designated by American under a written custodial agreement that explicitly recognizes American's interest in the securities. At December 31, 2002 and 2001, these agreements matured within one day.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



4
SECURITIES

The amortized cost and approximate fair value of securities as of December 31, 2002 and 2001 are summarized as follows:

                                                                             Gross            Gross
                                                          Amortized        Unrealized      Unrealized           Fair
                                                             Cost            Gains           Losses            Value
                                                      ----------------------------------------------------------------------
                                                                                 (In Thousands)

              DECEMBER 31, 2002:
                   Available for sale:
                       U.S. Government agencies        $         35,993  $         181   $            -   $         36,174
                       Corporate notes                           26,759            570             (372)            26,957
                       Mortgage-backed securities               164,192          2,198             (179)           166,211
                       Mutual funds, mortgage-backed
                            mutual funds                         40,552             18                -             40,570
                       U.S. Government agency
                            preferred stock                       2,505             27             (115)             2,417
                       Common stock                               2,622              -             (135)             2,487
                       Trust preferred obligations                1,985              -             (232)             1,753
                                                      ----------------------------------------------------------------------

                                                       $        274,608  $       2,994   $       (1,033)  $        276,569
                                                      ======================================================================
                   Held to maturity:
                       Trust preferred obligations     $          5,451  $          82   $          (33)  $          5,500
                       Corporate notes                            2,249             36                -              2,285
                       Mortgage-backed securities                 5,666             93                -              5,759
                       Other                                        100              -                -                100
                                                      ----------------------------------------------------------------------

                                                       $         13,466  $         211   $          (33)  $         13,644
                                                      ======================================================================
              DECEMBER 31, 2001:
                   Available for sale:
                       U.S. Government agencies        $         26,351  $         294   $            -   $         26,645
                       Corporate notes                           45,079          1,216             (228)            46,067
                       Mortgage-backed securities                67,375            326              (83)            67,618
                       Mutual funds, mortgage-backed
                            mutual funds                         30,470             15                -             30,485
                       U.S. Government agency
                            preferred stock                       2,505              3              (37)             2,471
                       Trust preferred obligations                1,984              -              (93)             1,891
                                                      ----------------------------------------------------------------------

                                                       $        173,764  $       1,854   $         (441)  $        175,177
                                                      ======================================================================
                   Held to maturity:
                       Trust preferred obligations     $          2,113  $          51   $           (3)  $          2,161
                       Corporate notes                            2,249            119                -              2,368
                       Mortgage-backed securities                10,360            181              (64)            10,477
                       Other                                        100              -                -                100
                                                      ----------------------------------------------------------------------

                                                       $         14,822  $         351   $          (67)  $         15,106
                                                      ======================================================================

Gross realized gains on the sale of available for sale securities totaled $112,000 and $-0-, respectively, for the years ended December 31, 2002 and 2001. Gross realized losses on the sale of available for sale securities totaled $-0-and $13,000, respectively, for the years ended December 31, 2002 and 2001.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



4
-------------------------------------------------------------------------------
SECURITIES (CONTINUED)

Securities with a carrying value of $30,020,000 and $6,031,000 at December 31, 2002 and 2001, respectively, were pledged to secure advances from the Federal Home Loan Bank, public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

The amortized cost and fair value of securities as of December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalty.

                                                              Held To Maturity                  Available For Sale
                                                     -----------------------------------------------------------------------
                                                         Amortized           Fair           Amortized           Fair
                                                            Cost             Value             Cost             Value
                                                     -----------------------------------------------------------------------
                                                                                 (In Thousands)

              Due in one year or less                $          2,249  $          2,285 $         21,950  $         22,297
              Due after one year through five years                 -                 -           40,802            40,834
              Due after five years through ten years              100               100                -                 -
              Due after ten years                               5,451             5,500            4,490             4,170
              Mortgage-backed securities                        5,666             5,759          164,192           166,211
              Mutual funds                                          -                 -           40,552            40,570
              Common stock                                          -                 -            2,622             2,487
                                                     -----------------------------------------------------------------------

                                                     $         13,466  $         13,644 $        274,608  $        276,569
                                                     =======================================================================


5
-------------------------------------------------------------------------------
LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2002 and 2001 is as follows:

                                                                                             2002               2001
                                                                                     ---------------------------------------
                                                                                                 (In Thousands)

              Commercial                                                              $          25,249   $          21,139
              Commercial mortgage                                                                65,569              40,668
              Residential mortgage                                                               32,344              64,810
              Consumer                                                                           13,762              11,237
                                                                                     ---------------------------------------
                                                                                                136,924             137,854
              Deduct:
                  Net deferred loan fees and costs                                                 (239)               (267)
                  Allowance for loan losses                                                      (1,759)             (1,998)
                                                                                     ---------------------------------------

                            Net loans receivable                                      $         134,926   $         135,589
                                                                                     =======================================

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



6
-------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES

The following table presents changes in the allowance for loan losses for the years ended December 31, 2002 and 2001:

                                                                                                2002             2001
                                                                                         -----------------------------------
                                                                                                   (In Thousands)

              Balance, beginning                                                          $          1,998  $         1,242
              Provision for loan losses                                                                212              651
              Allowance recorded in connection with the purchase of mortgage loans                       -              105
              Charge-offs                                                                             (455)               -
              Recoveries                                                                                 4                -
                                                                                         -----------------------------------

              Balance, ending                                                             $          1,759  $         1,998
                                                                                         ===================================

At December 31, 2002 and 2001, the Company had no impaired loans. At December 31, 2002 and 2001, the Company had no loans that were in non-accrual status nor were there any loans that were delinquent more than 90 days and still accruing interest.


7
-------------------------------------------------------------------------------
PREMISES AND EQUIPMENT

The components of premises and equipment at December 31, 2002 and 2001 are as follows:

                                                                                             2002               2001
                                                                                      --------------------------------------
                                                                                                 (In Thousands)

              Leasehold improvements                                                   $            885   $            881
              Furniture, fixtures and equipment                                                   1,026                972
              Computer equipment and data processing software                                     2,342              2,035
                                                                                      --------------------------------------
                                                                                                  4,253              3,888
              Less accumulated depreciation                                                       2,000              1,389
                                                                                      --------------------------------------

                                                                                       $          2,253   $          2,499
                                                                                      ======================================

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



8
-------------------------------------------------------------------------------
DEPOSITS

The components of deposits at December 31, 2002 and 2001 are as follows:

                                                                                            2002               2001
                                                                                    ----------------------------------------
                                                                                                (In Thousands)

              Demand, non-interest bearing                                           $          20,398   $          13,841
              Demand, interest bearing                                                          84,761              78,942
              Savings                                                                           85,595              68,033
              Time, $100,000 and over                                                           24,014              18,113
              Time, other                                                                       91,983              74,834
                                                                                    ----------------------------------------

                                                                                     $         306,751   $         253,763
                                                                                    ========================================

At December 31, 2002, the scheduled maturities of time deposits approximated the following (in thousands):

              2003                  $         58,098
              2004                            21,168
              2005                            14,375
              2006                             3,544
              2007                            18,812
                                    ------------------

                                    $        115,997
                                    ==================


9
-------------------------------------------------------------------------------
DEBT

The Bank enters into agreements with customers as part of cash management services where the Bank sells securities to the customer overnight with the agreement to repurchase them at par. Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one day of the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The securities underlying the agreements are under the Bank's control and the fair value of the underlying securities are monitored on a daily basis.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                                        Years Ended December 31,
                                                                                         2002              2001
                                                                                         ----              ----
                                                                                         (Dollars in Thousands)

         Average balance during the year                                                  $  6,172     $  4,234
         Average interest rate during the year                                                0.49%       2.37%
         Maximum month-end balance during the year                                           9,557        6,944
         Weighted average interest rate at the end of the year                                 .10%         .54%

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) which permits the Bank to obtain funding in the form of advances, subject to a maximum borrowing capacity of $201,500,000, of which $97,791,000 was outstanding at December 31, 2002.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



9
-------------------------------------------------------------------------------
DEBT (CONTINUED)

The FHLB advances require the Bank to provide collateral, which may be in the form of a blanket lien on the Bank's assets or through a pledge, assignment or delivery of specific assets. At December 31, 2002, the Bank had pledged securities with a carrying value of approximately $20,928,000 as collateral for advances outstanding.

Membership in the FHLB also requires that American maintain a certain percentage of its assets in home mortgage assets, which may include mortgage-backed securities, and to purchase a certain amount of FHLB common stock. Both requirements follow formulas established by the FHLB and, at December 31, 2002, American was in compliance with these requirements.

At December 31, 2002, long-term debt consists of $95,500,000 in fixed maturity advances with interest rates locked for certain periods of time, after which the FHLB may, at its option, elect to convert the advances to a variable rate of interest that resets quarterly and is based on a spread over the then current 90 day LIBOR. If the FHLB does reprice the advance, American has the option to pay the advances back to the FHLB with no penalty. Interest rates on these advances at December 31, 2002 range from 2.74% to 6.07%, with a weighted average interest rate of 4.50%.

At December 31, 2002, there is $1,291,000 of advances from the FHLB that amortize principal monthly and have fixed interest rates ranging from 5.26% to 5.46% with a weighted average interest rate of 5.34%. These advances fully amortize by 2008.

At December 31, 2002, there is an additional advance from the FHLB of $1,000,000 that has a fixed interest rate of 5.11%. This advance is due in October 2003.

Scheduled repayments are as follows (in thousands):

              2003                                  $          1,434
              2004                                               262
              2005                                               248
              2006                                               113
              2007                                            15,119
              Thereafter                                      80,615
                                                    ------------------

                                                    $         97,791
                                                    ==================


10
-------------------------------------------------------------------------------
MANDATORY REDEEMABLE CONVERTIBLE DEBENTURES

On April 26, 2002, the Company issued $10,200,000 principal amount of 6.0% junior subordinated debentures due March 31, 2032 to American Capital Trust I (the "Trust"), a Delaware Business Trust. The Company owns all of the common equity of the Trust. The debentures are the sole asset of the Trust. The Trust issued $10,200,000 of 6.0% cumulative convertible trust preferred securities to investors. The trust preferred securities are callable by the Company after March 31, 2007, or earlier under certain conditions. The trust preferred securities must be redeemed at the maturity of the debentures on March 31, 2032. Holders of the preferred securities may elect to convert the preferred securities into common stock of the Company at any time, at a conversion ratio of one share of common stock for each preferred security. Preferred securities are convertible into 1,200,000 shares of common stock at December 31, 2002. The Company's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the preferred securities.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



10
-------------------------------------------------------------------------------
MANDATORY REDEEMABLE CONVERTIBLE DEBENTURES (CONTINUED)

The debentures qualify as Tier 1 capital of the Company, subject to a 25% of capital limitation under risk based capital guidelines developed by the Federal Reserve Board. The portion that exceeds the 25% of capital limitation qualifies as Tier 2 capital of the Company.


11
-------------------------------------------------------------------------------
LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company leases the premises for its principal office and full service banking operation under a five-year operating lease agreement expiring November 2007. The Company has the option to extend the lease agreement for four additional five-year lease terms. American is responsible for its direct or proportionate share of real estate taxes, insurance, utilities and maintenance and repairs on the building. The lessor is chairman and a principal shareholder of the Company. In addition, the Company leases two vehicles under 36-month leases expiring May 2003 and an offsite disaster recovery facility expiring November 2004.

Future minimum lease payments by year are as follows:

                                                                             Minimum          Minimum
                                                                          Annual Lease     Annual Lease
                                                                            Payments         Payments
                                                                           To Related        To Third
                                                                              Party           Parties                 Total
                                                                        ----------------------------------------------------
                                                                                          (In Thousands)

              2003                                                       $           303  $           20   $           323
              2004                                                                   303              16               319
              2005                                                                   305               -               305
              2006                                                                   322               -               322
              2007                                                                   295               -               295
                                                                        ----------------------------------------------------

                                                                         $         1,528  $           36   $         1,564
                                                                        ====================================================

Rental expense, which includes accruals for common charges, was $329,000 and $269,000 for the years ended December 31, 2002 and 2001, respectively, including $288,000 and $259,000, respectively, to the related party.


12
-------------------------------------------------------------------------------
EMPLOYMENT AGREEMENT

American entered into an employment agreement with its President and Chief Executive Officer which includes minimum annual salary commitments over a term of three years. The agreement automatically extends by one day for each day of the contract term and includes restrictions on competition and confidentiality.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



13
-------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

On May 1, 2000, American's subsidiary, American Bank issued to the public 1,520,391 shares of common stock at $6.67 per share. In addition, American's subsidiary granted warrants entitling subscribers in the public offering to purchase one additional share for each two shares purchased during the offering. The warrants are exercisable at any time through June 30, 2003 at an exercise price of $6.67. The total number of warrants issued in connection with the public offering were 760,205, of which 750,069 were outstanding at December 31, 2002, 1,800 warrants were exercised in 2001 and 6,574 were exercised during 2002.



14
-------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE

The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 2002 and 2001:

                                                                                              2002              2001
                                                                                       -------------------------------------
                                                                                       (In Thousands, Except Per Share Data)

             Numerator-basic earnings per share, net income                             $         2,516   $         1,338
                  Interest paid on mandatory redeemable debentures, net of tax effect               275                 -
                                                                                       -------------------------------------
             Numerator-diluted earnings per share                                       $         2,791   $         1,338
                                                                                       =====================================

             Denominators:
                  Average basic shares outstanding                                                6,034             6,001
                  Average dilutive option effect                                                     75               102
                  Average dilutive warrant effect                                                   127               116
                  Average dilutive mandatory redeemable debentures effect                           818                 -
                                                                                       -------------------------------------

                  Average diluted shares outstanding                                              7,054             6,219
                                                                                       =====================================

             Net income per common share:
                  Basic                                                                 $         0.42    $         0.22
                                                                                       =====================================

                  Diluted                                                               $         0.40    $         0.22
                                                                                       =====================================

Options to purchase 56,000 and 64,000 shares of common stock outstanding at December 31, 2002 and 2001, respectively, were not included in dilutive earnings per share since their exercise price exceeded the weighted average fair value of the related common stock.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



15
-------------------------------------------------------------------------------
EMPLOYEE BENEFITS

American has a 401(k) plan covering substantially all employees. American matches 50% of an employee's contribution on the first 6% of gross pay, up to a maximum of 3%. Additionally, discretionary contributions may be determined annually by the Board of Directors. American's contributions are expensed as costs are incurred. Total expense amounted to $40,000 and $36,000 for the years ended December 31, 2002 and 2001, respectively.

American has a Non-Qualified Stock Option Plan (the "Plan") that includes officers and independent directors. The Plan covers 395,000 shares of common stock. Options granted under the Plan will have an option price at least equal to the fair market value of the common stock on the date of the grant. The options expire not more than ten years after the date of the grant. Exercise and vesting dates and terms may vary and are specified at the date of the grant.

Stock option transactions under the Plan were as follows:

                                                                                Years Ended December 31,
                                                                           2002                           2001
                                                              --------------------------------------------------------------
                                                                                 Weighted-                     Weighted-
                                                                                  Average                       Average
                                                                                 Exercise                       Exercise
                                                                  Options          Price         Options         Price
                                                              --------------------------------------------------------------

              Outstanding at the beginning of the year               282,000   $       5.27         264,000   $      5.09
              Granted                                                 54,500           7.70          18,000          8.00
              Exercised                                              (58,500)          3.70               -              -
              Forfeited                                              (12,750)          9.42               -              -
                                                                 -----------------------------------------------------------

              Outstanding at the end of the year                     265,250   $       6.02         282,000   $      5.27
                                                              ==============================================================

              Exercisable at December 31                             192,750   $       5.13         231,750   $      4.30
                                                              ==============================================================

              Weighted average fair value of options
                   granted during the year                                     $       2.69                   $      2.83
                                                                              ================               ===============

At December 31, 2002, 174,000 outstanding options were exercisable at prices ranging from $3.33 to $7.67 per share. The weighted average remaining life of these options is 6.8 years. 91,250 options outstanding at December 31, 2002 were exercisable at prices ranging from $7.67 to $9.42 per share. The weighted average remaining life of these options is 8.2 years. The weighted-average remaining contractual life of the outstanding options at December 31, 2002 is approximately 7.3 years.

Options available for grant at December 31, 2002 were 71,250.

American has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee and director stock options. Under APB 25, because the exercise price of the American's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and net income per share is required by FASB Statement No. 123, and has been determined as if American had accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002 and 2001, respectively: dividend yield -0-%; expected volatility of 31% and -0-%; risk-free interest rates of 5.00% and 4.90% and an expected life of the options of ten and nine years.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



15
-------------------------------------------------------------------------------
EMPLOYEE BENEFITS (CONTINUED)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                                                              Years Ended December 31,
                                                                                               2002             2001
                                                                                         -----------------------------------
                                                                                          (In Thousands, Except Per Share
                                                                                                       Data)

              Net income, as reported                                                     $        2,516   $       1,338
              Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax
                   effects                                                                          (147)           (163)
                                                                                         -----------------------------------
              Pro forma net income                                                        $        2,369   $       1,175
                                                                                         ===================================

              Earnings per share:
                   As reported:
                       Basic                                                              $         0.42   $        0.22
                       Diluted                                                                      0.40            0.22
                   Pro forma:
                       Basic                                                                        0.39            0.20
                       Diluted                                                                      0.37            0.19

American maintains an Employee Stock Ownership Plan (ESOP) covering employees who meet certain eligibility requirements. The Plan is designed to provide officers and eligible employees with proprietary interest in American as an incentive to contribute to the success of American and to help ensure the attainment of American's goals.

The Plan is administered by a committee of the Board of Directors. At present, the securities held by the plan consist solely of shares of common stock of American which were purchased on the open market. Contributions to the plan and allocations of shares under the plan are discretionary on the part of the Board of Directors. American has engaged the services of an independent Trustee to hold the assets of the Plan and Trust.

During the year ended December 31, 2002, the Trust acquired 11,000 shares of the common stock of American. During 2002, American made contributions to the Plan, recognized a cost of $19,000 and authorized the allocation of 2,500 shares of stock to eligible employees, leaving 18,775 shares of stock being held as unallocated at year end. The fair value of the unallocated ESOP shares at December 31, 2002 was $178,000.

During the year ended December 31, 2001, the Trust acquired 7,050 shares of the common stock of American. During 2001, American made contributions to the Plan, recognized a cost of $26,000 and authorized the allocation of 3,000 shares of stock to eligible employees.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



16
-------------------------------------------------------------------------------
INCOME TAXES

The provision for federal income taxes for the years ended December 31, 2002 and 2001 consisted of the following:

                                                                                                2002             2001
                                                                                          ----------------------------------
                                                                                                   (In Thousands)

              Current                                                                      $        1,095   $         754
              Deferred                                                                                  2            (457)
                                                                                          ----------------------------------

                                                                                           $        1,097   $         297
                                                                                          ==================================

Reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                                                                2002             2001
                                                                                          ----------------------------------
                                                                                                   (In Thousands)

              Computed statutory tax expense                                               $        1,228   $         556
              Reversal of valuation allowance                                                           -            (255)
              Earnings on bank owned life insurance                                                   (54)              -
              Dividends received deduction                                                            (44)            (25)
              Other, net                                                                              (33)             21
                                                                                          ----------------------------------

                                                                                           $        1,097   $         297
                                                                                          ==================================

The income tax provision (benefit) applicable to net realized gains (losses) on the sale of securities was $38,000 in 2002 and $(4,000) in 2001.

At December 31, 2002 and 2001, the significant components of deferred tax assets and liabilities are as follows:

                                                                                                2002             2001
                                                                                          ----------------------------------

              Deferred tax assets:
                   Allowance for loan losses                                               $          580   $         635
                                                                                          ----------------------------------

                            Total deferred tax assets                                                 580             635
                                                                                          ----------------------------------

              Deferred tax liabilities:
                   Depreciation expense                                                               (34)            (67)
                   Cash basis adjustment, net                                                         (20)            (40)
                   Unrealized gains on securities available for sale                                 (667)           (480)
                                                                                          ----------------------------------

                            Total deferred tax liabilities                                           (721)           (587)
                                                                                          ----------------------------------

                            Net deferred tax asset (liability)                             $         (141)  $          48
                                                                                          ==================================

                                      F-20

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



17
-------------------------------------------------------------------------------
TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL
STOCKHOLDERS

American has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates, as those prevailing at the time for comparable transactions with others. Deposits of related parties totaled $16,645,000 and $10,185,000 at December 31, 2002 and 2001, respectively. Loans to related parties totaled $272,000 and $1,241,000 at December 31, 2002 and 2001, respectively. During 2002, $-0- of new loans were made and repayments totaled $969,000. In addition, American leases property from a related party (see Note
11).


18
-------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

American is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

American's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. American uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of American's financial instrument commitments at December 31, 2002 and 2001 is as follows:

                                                                             2002               2001
                                                                      --------------------------------------
                                                                                 (In Thousands)

              Commitments to extend credit                             $         22,042   $          2,561
              Unfunded commitments under lines of credit                         23,973             27,590
              Outstanding letters of credit                                       2,640              2,170

Commitments to extend credit and unfunded commitments under lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. American evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by American upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by American to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



19
-------------------------------------------------------------------------------
REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the Pennsylvania Department of Banking and the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets, and of Tier l capital to average assets. Management believes, as of December 31, 2002, that the Company and the Bank meet all the requirements, to which they are subject, to be considered well capitalized.

The Company's actual capital amounts and ratios at December 31, 2002 and the Bank's actual capital amounts and ratios a December 31, 2002 and 2001 are presented below:

                                                                                                          To Be Well
                                                                                 For Capital          Capitalized Under
                                                                                   Adequacy           Prompt Corrective
                                                             Actual                Purposes           Action Provisions
                                                      ----------------------------------------------------------------------
                                                        Amount     Ratio      Amount       Ratio      Amount       Ratio
                                                      ----------------------------------------------------------------------
                                                                          (Dollar Amounts In Thousands)
         AS OF DECEMBER 31, 2002:
              Total capital (to risk weighted assets)
                  Consolidated                        $   39,092    15.05%  $ =>20,779    =>8.0 %           N/A    N/A
                  Bank                                    34,050    13.25     =>20,552    =>8.0     $  =>25,689  =>10.0  %
              Tier I capital (to risk weighted assets)
                  Consolidated                            36,177    13.93     =>10,390    =>4.0             N/A    N/A
                  Bank                                    32,282    12.57     =>10,276    =>4.0        =>15,414  => 6.0
              Tier I capital (to average assets)
                  Consolidated                            36,177     8.13     =>17,828    =>4.0             N/A    N/A
                  Bank                                    32,282     7.29     =>17,702    =>4.0        =>22,127  => 5.0

         AS OF DECEMBER 31, 2001: BANK
              Total capital (to risk weighted assets) $   26,572    11.24%  $ =>18,920    =>8.0 %   $  =>23,650  =>10.0  %
              Tier I capital (to risk weighted assets)    24,574    10.39     =>  9,460   =>4.0        =>14,190  => 6.0
              Tier I capital (to average assets)          24,574     6.80     =>14,455    =>4.0        =>18,069  => 5.0

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



20
-------------------------------------------------------------------------------
CONDENSED FINANCIAL INFORMATION OF AMERICAN BANK INCORPORATED (PARENT COMPANY
ONLY)

                                    BALANCE SHEET                                          DECEMBER 31,
                                                                                               2002
                                                                                          ----------------
                                                                                          (IN THOUSANDS)
              ASSETS

Cash and equivalents                                                                   $           2,150
Investment in common stock                                                                         2,487
Investment in bank subsidiary                                                                     33,665
Other assets                                                                                         491
                                                                                       -------------------

     Total assets                                                                      $          38,793
                                                                                       ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Corporate obligation for mandatory redeemable convertible debentures                   $          10,200

Stockholders' equity                                                                              28,593
                                                                                       -------------------

     Total liabilities and stockholders' equity                                        $          38,793
                                                                                       ===================



                                                                                            YEAR ENDED
                                                                                           DECEMBER 31,
                                 STATEMENT OF INCOME                                           2002
                                                                                          ----------------
                                                                                          (IN THOUSANDS)

Dividend income on common stock                                                        $              66
Interest expense on corporate obligation for mandatory redeemable convertible
   debentures                                                                                       (417)
Gains on sales of investments                                                                        109
Operating expenses                                                                                   (56)
                                                                                       -------------------

Loss before income tax benefit                                                                      (298)
Income tax benefit                                                                                   (92)
                                                                                       -------------------

Loss before equity in undistributed earnings of bank subsidiary                                     (206)
Equity in undistributed earnings of bank subsidiary                                                2,722
                                                                                       -------------------

Net income                                                                             $           2,516
                                                                                       ===================

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



20
-------------------------------------------------------------------------------
CONDENSED FINANCIAL INFORMATION OF AMERICAN BANK INCORPORATED (PARENT COMPANY
ONLY) (CONTINUED)

                                                                                            YEAR ENDED
                                                                                          DECEMBER 31,
                               STATEMENT OF CASH FLOWS                                         2002
                                                                                          ----------------
                                                                                          (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                        $           2,516
     Adjustments to reconcile net income to net cash provided by operating activities:
         Net gains realized on sales of  securities                                                 (109)
         Deferred tax benefit                                                                        (92)
         (Increase) in other assets                                                                 (399)
         Equity in undistributed earnings of bank subsidiary                                      (2,722)
                                                                                       -------------------

             Net cash used in operating activities                                                  (806)
                                                                                       -------------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale:
         Purchases                                                                                (3,282)
         Sales                                                                                       776
                                                                                       -------------------

             Net cash used in investing activities                                                (2,506)
                                                                                       -------------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from mandatory redeemable convertible debentures                                    10,200
     Issuance of common stock                                                                        262
     Capital contribution in bank subsidiary                                                      (5,000)
                                                                                       -------------------

             Net cash provided by financing activities                                             5,462
                                                                                       -------------------

             Increase in cash and equivalents                                                      2,150

Cash and cash equivalents:
     Beginning                                                                                         -
                                                                                       -------------------

     Ending                                                                            $           2,150
                                                                                       ===================

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



21
-------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgement in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts that could have been realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The following information should not be interpreted as an estimate of the entire fair value of the Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between American's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used by the company in estimating its fair value disclosures for financial instruments:

     Cashand due from banks, interest bearing deposit with bank, and securities purchased under agreement to resell: The carrying amounts reported approximate those assets' fair value.

     Short-term investments:
         Fair values of short-term investments are based on quoted market prices.

     Securities:
         Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans receivable:
         For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans receivable were estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Accrued interest receivable and payable:
         The carrying amount of accrued interest receivable and payable approximate their fair values.

     Restricted investments in bank stock:
         The carrying amounts approximate their fair values.

     Deposit liabilities:
         The fair values disclosed for demand deposits (e.g., interest-bearing and noninterest-bearing checking, passbook, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

     Securities sold under agreements to repurchase:
         The carrying amounts approximate their fair value.

     Long-term debt:
         The fair value of long-term debt is calculated on the discounted value of contractual cash flows, using rates currently available for borrowings from the FHLB with similar maturities.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



21
-------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     Mandatory redeemable convertible debentures:
         The fair value of mandatory redeemable convertible debentures is based on a quoted market price.

     Off-balance sheet instruments:
         Off-balance sheet instruments of American consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for American's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Any fees charged are immaterial.

A summary of the estimated fair values of American's financial instruments are as follows:

                                                                           2002                           2001
                                                              --------------------------------------------------------------
                                                                  Carrying         Fair          Carrying         Fair
                                                                   Amount          Value          Amount         Value
                                                              --------------------------------------------------------------
                                                                                     (In Thousands)
              Financial assets:
                   Cash and due from banks                     $       3,291   $      3,291   $      11,909   $    11,909
                   Interest-bearing deposit with bank                    275            275             426           426
                   Securities purchased under agreement
                       to resell                                       6,874          6,874           6,773         6,773
                   Short-term investments                                  -              -          13,981        13,967
                   Securities                                        290,035        290,213         189,999       190,283
                   Loans receivable, net                             134,926        135,304         135,589       135,189
                   Restricted investments in bank stock                6,131          6,131           4,945         4,945
                   Accrued interest receivable                         2,449          2,449           2,393         2,393

              Financial liabilities:
                   Deposits                                          306,751        308,458         253,763       254,225
                   Securities sold under agreements to
                       repurchase                                      7,784          7,784           4,237         4,237
                   Long-term debt                                     97,791         99,107          83,238        84,329
                   Mandatory redeemable convertible debentures        10,200         13,800               -             -
                   Accrued interest payable                              702            702             725           725

              Off-balance sheet financial instruments:
                   Commitments to extend credit                            -              -               -             -
                   Standby letters of credit                               -              -               -             -

                                      F-26

                             STOCKHOLDER INFORMATION


ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 9:00 a.m. on April 29, 2003 at The Holiday Inn West, Route 100 and Interstate 78 Fogelsville, Pennsylvania.

STOCK LISTING

The Company's common stock and warrants trade on the Nasdaq SmallCap Market under the symbols "AMBK" and "AMBKW," respectively.

American Capital Trust I's preferred stock trades on the OTC Bulletin Board under the symbol "AMBKP.OB."

SPECIAL COUNSEL

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C.  20015

INDEPENDENT AUDITORS

Beard Miller Company LLP
2609 Keiser Blvd.
P.O. Box 311 Reading, Pennsylvania 19603

TRANSFER AGENT

StockTrans, Inc.
44 West Lancaster Ave.
Ardmore, Pennsylvania  19003

ANNUAL REPORT ON FORM 10-KSB

A copy of the Company's Form 10-KSB for the fiscal year ended December 31, 2002, will be furnished without charge to stockholders as of March 17, 2003, upon written request to the Secretary, American Bank Incorporated, 4029 West Tilghman Street, Allentown, Pennsylvania 18104.

                             DIRECTORS AND OFFICERS
                 * Denotes officer of American Bank Incorporated
                        DIRECTORS                      OFFICERS
                        ---------                      --------
                 Frederick J. Jaindl*          Mark W. Jaindl *
                 CHAIRMAN                      PRESIDENT AND
                                                    CHIEF EXECUTIVE OFFICER
                 Mark W. Jaindl
                 VICE CHAIRMAN                 Sandra A. Berg *
                                               SENIOR VICE PRESIDENT,
                 David M. Jaindl                    SENIOR OPERATING OFFICER

                 Elizabeth B. Gaul             Chris J. Persichetti
                                               SENIOR VICE PRESIDENT,
                 Arthur A. Haberberger              SENIOR LOAN OFFICER

                 John C. Long                  Harry C. Birkhimer *
                                               VICE PRESIDENT, TREASURER AND
                 Philip S. Schwartz                 CHIEF FINANCIAL OFFICER

                 Martin F. Spiro               Robert W. Turner
                                               VICE PRESIDENT, DIRECTOR
                                                    OF  TECHNOLOGY